EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 1) our report dated June 13, 2007 (January 11, 2008 as to the effects of the January 2008 Restatement described in Note 2 to the consolidated financial statements) relating to the financial statements and financial statement schedule of Computer Sciences Corporation (the Company) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a) the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment on April 1, 2006 and SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statement No. 87, 88, 106 and 132R on March 30, 2007 and b) the restatements described in Note 2 to the consolidated financial statements), and 2) our report dated June 13, 2007 (January 11, 2008 as to the material weakness related to the treatment of intercompany loans denominated in other than the functional currency in accordance with SFAS No. 52,  Foreign Currency Translation, as discussed in Management’s Report on Internal Control over Financial Reporting (as revised)) relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of  the material weaknesses), appearing in the Annual Report on Form 10-K/A of the Company for the year ended March 30, 2007.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California
February 27, 2008